EXHIBIT 99.3

CONSENT OF PROPOSED DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references to my name appearing in the Registration Statement on Form S-4 and all subsequent amendments and in the accompanying prospectus forming a part thereof relating to the offering of AngioDynamics, Inc. (“Angio”) common stock in connection with the Agreement and Plan of Merger, dated as of November 27, 2006, as amended December 7, 2006, by and among Angio, Royal I, LLC and RITA Medical Systems, Inc.

By:	/s/ Vincent Bucci
Name:	Vincent Bucci